FERCHALE TRADING

SkyWolf™
Wind Turbine Corp.

LETTER OF UNDERSTANDING

DATE: **December 21, 2016**

PRINCIPAL: **SkyWolf™ Wind Turbine Corporation**
156 Court Street
Geneseo, New York, 14454

REPRESENTATIVE: **FERCHALE TRADING S.A.C.**
Avenida República de Panamá # 6650
Barranco, Lima 04, PERU

This letter of understanding is made between the above two parties for the Exclusive Representation of the Principal's **Solar Hybrid Wind Turbine Power**, (Products) by the Representative for projects in the territory that includes: Peru, Chile, Uruguay, Ecuador, Colombia and Bolivia. The Representative has established an agreement to follow up business with Utility companies, Municipalities, Petrochemical, Rural Electrification and Mining companies and prospect new customers within its territory.

1. <u>DUTIES OF THE REPRESENTATIVE</u>

a) Representative will solicit and forward requests for quotation and/or orders for the Principal's above Products in the above Territory, in accordance with the Principal's current sales policies.

b) Representative will assist Principal in negotiation for all such quotations/orders developed by Representative in the Territory.

c) Representative will assist Principal in follow-up, after the sale activities for all such quotations/orders developed by Representative in the Territory.

2. <u>DUTIES OF THE PRINCIPAL</u>

a) Principal will provide Representative with quotations in response to all requests for quotation forwarded by Representative to the Principal for job requirements in the above Territory.

b) Principal will accept all orders forwarded by the Representative to the Principal that are in agreement with quotations previously issued by the Principal in response to requests by the Representative, as well as all orders forwarded by the Representative to the Principal that are in agreement with the Principal's established sales policies.

c) Principal will exercise due diligence in completing all such orders within the requirements stated in the Principal's quotations and/or established sales policies.

d) Principal will keep Representative advised of all changes in its products, services and established sales policies in a timely manner.

FERCHALE TRADING

SkyWolf™
Wind Turbine Corp.

e) All invoices, shipments and shipment paperwork shall be handled by the Principal directly with the Representative's customers. Copies of all such Paperwork will be provided to Representative by Principal as they are developed.

3. COMMISSIONS

a) Commissions of 5% of the FOB Factory selling price to Customer shall be paid by Principal to Representative for any single turbine sales between Principal and Customer within the Representative's Territory.
b) Commissions of 10% of the FOB Factory selling price to Customers shall be paid by Principal to Representative for any Micro grid installation between Principal and Customer within the Representative's Territory.

4. USE OF TRADEMARK(S) AND TRADENAME(S)

a) Principal and Representative agree that this letter of Understanding serves as a written authorization for the Representative's use of the Principal's Trademark(s) and Tradename(s) in conjunction with marketing, promotional and sales activities of the Representative on the Principal's behalf, that are normal and customary within the Representative's Territory and industry.
b) Copies of all such materials will be provided by Representative to Principal as they are developed.

5. EXCLUSIVE REPRESENTATION

a) It is understood by both Principal and Representative that this letter of understanding between **SkyWolf™ Wind Turbine Corporation** and **FERCHALE Trading S.A.C.** is an initial agreement to be formalized later on, under a Sales Representation Agreement.

This letter of Understanding is agreed to by the undersigned as authorized parties of Principal and Representative.

Mr. Paul Morrell
VP Business Development
SkyWolf™ Wind Turbine Corp.
Date: 1-9-17

Mr. Fernando Chang-Leon
General Manager
FERCHALE Trading S.A.C.
Date: Jan. 05, 2017